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INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Nash Finch Company:


We consent to incorporation by reference in the Registration Statement (No. 33-26590) on Form S-8 of Nash Finch Company of our reports dated March 1, 1994, relating to the consolidated balance sheets of Nash Finch Company and subsidiaries as of January 1, 1994 and January 2, 1993 and the related consolidated statements of earnings, stockholders' equity, and cash flows and related consolidated financial statement schedules for each of the years in the three-year period ended January 1, 1994, which reports are included or incorporated by reference in the January 1, 1994 annual report on Form 10-K of Nash Finch Company.




KPMG Peat Marwick






Minneapolis, Minnesota
March 24, 1994